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                           Form of Rutstein Agreement
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                                    AGREEMENT

      THIS AGREEMENT is made as of the 21st day of July, 1997 by and between Lawrence Rutstein (hereinafter collectively referred to as "Rutstein") and Workforce Systems Corp., a Florida corporation (hereinafter referred to as the "Company").

      WHEREAS, the Company is a publicly-held company with three operating subsidiaries.

      WHEREAS, the Company required certain legal services in connection with the acquisition of all of the stock of Federal Supply, Inc. and Federal Fabrication, Inc. (collectively, "Federal"), which such transaction was consummated by the Company on May 29, 1997.

      WHEREAS, the Company orally engaged Rutstein, an attorney, to advise the Company in connection with certain due diligence and related legal matters in connection with the acquisition of Federal (the "Services").

      WHEREAS, Rutstein has performed Services to the satisfaction of the Company.

      NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the parties hereto agree as follows:

      1.    RECITALS.  The foregoing recitals are true and correct.

      2. COMPENSATION. As full and complete compensation for the Services, the Company shall pay Rutstein 5,000 shares of the Company's Common Stock, which such stock shall be fully registered.

      3.    MISCELLANEOUS.

      (a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, first class postage prepaid, addressed to the other party at the addresses appearing in this Agreement. Either party may change its address by written notice made in accordance with this section.

      (b)   This Agreement shall inure to the benefit of and be binding upon the








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parties  hereto  and their  respective  legal  representatives,  administrators, executors, successors, subsidiaries and affiliates. This Agreement may not be assigned by Rutstein.

      (c) This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

      (d) This Agreement constitutes the entire agreement between the parties. No promises, guarantees, inducements or agreements, oral or written, express or implied, have been made other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

                                          Workforce Systems Corp.

                                          By:
                                             -----------------------------------
                                                Robert L. Hausman,
                                                President


                                          --------------------------------------
                                          Lawrence Rutstein
























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